EXHIBIT 23(a)
INDEPENDENT AUDITORS' CONSENT

The Dow Chemical Company:

We consent to the incorporation by reference in this Registration Statement of The Dow Chemical Company on Form S-8 of our reports dated January 29, 2004 (which report on the consolidated financial statements expresses an unqualified opinion and includes explanatory paragraphs relating to a change in the method of accounting for derivative instruments and hedging activities to conform to Statement of Financial Accounting Standards ("SFAS") No. 133, an explanatory paragraph relating to a change in the method of accounting for goodwill to conform with SFAS Nos. 141 and 142 and an explanatory paragraph relating to a change in the method of accounting for stock-based compensation to conform to SFAS No. 123) appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2003 and to the reference to us under the heading "Item 3. Incorporation of Documents by Reference" in this Registration Statement.
/S/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Midland, Michigan
May 4, 2004